EXHIBIT 10.4

Certain identified information identified with brackets (“[•••]”) has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 10.4Devin Smith Retention Benefits Letter Agreement (redacted)

October 13, 2020

Devin Smith

[•••]

Re:Retention Benefits

Dear Devin:

In recognition of the importance of your services to Minerva Neurosciences, Inc. (the “Company”), I am pleased to inform you that you have been selected to participate in a retention program designed to retain employees like you, who are critical to achieving the Company’s business objectives and maximizing the Company’s value to stockholders. This retention program provides the following benefits, and is subject to the following terms and conditions:

1. 2020 Bonus. The Company will pay $203,440 to you as a bonus for 2020 if you remain employed by the Company on the earlier of (i) the date when the Company generally pays bonuses for 2020 or (ii) January 2, 2021. This amount is approximately equal to 120% of your target annual bonus for 2020. If this amount becomes due, the Company will pay this amount at the same time as it pays bonuses for 2020 to other employees of the Company, but no later than March 31, 2021, and you agree to accept it in lieu of any discretionary bonus for 2020.

2.[•••]Bonus. The Company will pay $50,860 to you as an additional bonus [•••] if the Company, on or before March 31, 2021 [•••]. This [•••] Bonus is approximately equal to 30% of your target annual bonus for 2020. The [•••] Bonus will be (i) due only if you are employed by the Company at the time [•••] , and (ii) paid only once.

3. 2021 Bonus. If you remain employed by the Company on July 31, 2021, the Company will pay 50% of your target bonus for 2021 on that date. Although your target bonus for 2021 has not yet been determined, it will be no less than your target bonus for 2020. The remainder of your bonus for 2021, if any, will be paid at the sole discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established for the Company and specific annual objectives for your position set by the Company. Any such payment will be credited against any bonus that may otherwise be due in the future, including any bonus that may be due to you pursuant to severance benefits.

4.Additional Option Grant. You will be granted an option (the “Option”) to purchase 85,000 shares of common stock of the Company, with an exercise price equal to the fair market value of the common stock on the grant date, and with one-third of the Option vesting on December 31, 2021, and the other two-thirds vesting on December 31, 2022. The Option will be evidenced by a standard stock option agreement, and will be subject to the terms and conditions of that agreement and the Plan.

5.Employment At-Will. Of course, as with all employees, your employment relationship with the Company remains at-will.

6.Effect of this Letter. This letter will take effect once signed by you and on behalf of the Company. As amended by this letter, the terms of your Employment Agreement remain in effect, including, without limitation, the terms regarding termination of your employment.

Thank you for your continued commitment to Minerva Neurosciences!

Sincerely,
MINERVA NEUROSCIENCES, INC.

Remy Luthringer, PhD	Date
Chairman and CEO

ACCEPTED AND AGREED:

Devin Smith	Date

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